As filed with the Securities and Exchange Commission on April 15, 2021

Registration Nos. 333-223143

333-220078

333-188693

333-168443

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-223143

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-220078

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-188693

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-168443

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VARIAN MEDICAL SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-2359345
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3100 Hansen Way

Palo Alto, CA 94304-1030

(Address of Principal Executive Offices) (Zip Code)

Varian Medical Systems, Inc. Fifth Amended and Restated 2005 Omnibus Stock Plan

Varian Medical Systems, Inc. 2005 Deferred Compensation Plan

Varian Medical Systems, Inc. Third Amended and Restated 2005 Omnibus Stock Plan

Varian Medical Systems, Inc. 2010 Employee Stock Purchase Plan

(Full Title of the Plan)

Michael D. Hutchinson

Senior Vice President, Chief Legal Officer and Corporate Secretary

3100 Hansen Way

Palo Alto, CA 94304-1030

(650) 493-4000

(Name and Address of Agent For Service) (Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE — DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), originally filed with the Securities and Exchange Commission by Varian Medical Systems, Inc., a Delaware corporation (the “Registrant”):

•

Registration Statement No. 333-223143, filed on February 22, 2018, registering 6,000,000 shares of common stock, par value $1 per share, under the Varian Medical Systems, Inc. Fifth Amended and Restated 2005 Omnibus Stock Plan.

•	Registration Statement No. 333-220078, filed on August 21, 2017, registering $150,000,000 of deferred compensation obligations under the Varian Medical Systems, Inc. 2005 Deferred Compensation Plan.

•

Registration Statement No. 333-188693, filed on May 17, 2013, registering 6,005,508 shares of common stock, par value $1 per share, under the Varian Medical Systems, Inc. Third Amended and Restated 2005 Omnibus Stock Plan.

•

Registration Statement No. 333-168443, filed on July 30, 2010, registering 7,000,000 shares of common stock, par value $1 per share, under the Varian Medical Systems, Inc. 2010 Employee Stock Purchase Plan.

Pursuant to the Agreement and Plan of Merger, dated as of August 2, 2020, by and among Siemens Healthineers Holding I GmbH, a company organized under the laws of Germany (“Parent”), Falcon Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), the Registrant and, with respect to certain provisions, Siemens Medical Solutions USA, Inc., a Delaware corporation, Merger Sub merged with and into the Registrant (the “Merger”) on April 15, 2021, with the Registrant surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered and remain unsold at the termination of such offering, the Registrant hereby removes from registration by means of this Post-Effective Amendment all securities of the Registrant that remain unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on April 15, 2021.

VARIAN MEDICAL SYSTEMS, INC.

By:	/s/ Christopher A. Toth
	Name:	Christopher A. Toth
	Title:	President and Chief Operating Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.